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PROXY

                             NATIONSBANK CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               SPECIAL MEETING OF SHAREHOLDERS, SEPTEMBER 24, 1998

         The undersigned shareholder of NationsBank Corporation hereby appoints Jerry L. Cole, Caroline K. Dellinger and Charles M. Williams or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Common Stock and 7% Cumulative Redeemable Preferred Stock, Series B, of NationsBank Corporation which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the International Trade Center, 200 North College Street, Charlotte, North Carolina, on September 24, 1998, at 12:00 noon (local time) or any adjournment(s) thereof:

         The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" Proposals 1 and 2.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                 PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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                                                         Please mark      / X /
                                                         your votes as
                                                         indicated in
                                                         this example.


1. Approval of the Agreement and Plan of Reorganization, dated as of April 10, 1998, between NationsBank Corporation and BankAmerica Corporation, the related Plan of Reincorporation Merger, dated as of August 3, 1998, between NationsBank Corporation and its subsidiary NationsBank (DE) Corporation, and the transactions contemplated by those documents.

    /  /  For   /  /   AGAINST   /  /  ABSTAIN


2.  Adoption of the Amended NationsBank Corporation Key Employee Stock Plan.


    /  /  FOR   /  /   AGAINST    /  /  ABSTAIN


    I PLAN TO ATTEND THE SPECIAL MEETING:   /  /  YES   /  /  NO


    The undersigned hereby authorizes the proxies to vote in their discretion on any other business which may properly be brought before the meeting or any adjournment thereof.


    Your vote is important to us. Whether or not you expect to attend the Special Meeting, please complete, sign and return the attached proxy card promptly in the accompanying envelope. The envelope requires no postage if mailed in the United States.

Signature(s)___________________________________________ Date___________________
Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

                              FOLD AND DETACH HERE